Naugatuck Valley Financial Corporation Reports Increase in Earnings
And Announces Cash Dividend for the Quarter Ended September 30, 2011

Naugatuck, CT, October 24, 2011.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $747,000 for the quarter ended September 30, 2011, compared to net income of $204,000 for the quarter ended September 30, 2010, an increase of $543,000 or 266.2%.  In addition, for the nine month period ended September 30, 2011, the Company announced net income of $1.6 million, compared to net income of $1.2 million for the nine months ended September 30, 2010, an increase of $451,000, or 37.7%.  Earnings per share for the quarter and nine months ended September 30, 2011 were $0.12 and $0.25 respectively, compared to $0.03 and $0.18 for the quarter and nine months ended September 30, 2010.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended September 30, 2011, of $0.03 per share payable to stockholders of record on November 14, 2011.  Payment of the cash dividend will be made on or about December 1, 2011.

The Company completed its public stock offering in connection with the concurrent second-step conversion of Naugatuck Valley Mutual Holding Company from a mutual holding company to a stock holding company effective June 29, 2011.  A total of 4,173,008 shares of common stock were sold in the subscription and community offering at $8.00 per share, including 250,380 shares purchased by the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan.  Additionally, shares totaling 2,829,358 were issued in exchange for shares of the former Naugatuck Valley Financial Corporation, at an exchange ratio of 0.9978.  Shares outstanding after the stock offering and the exchange totaled 7,002,366.

Net Interest Income

Net interest income for the quarter ended September 30, 2011 totaled $5.0 million compared to $4.6 million for the quarter ended September 30, 2010, an increase of $385,000 or 8.3%.  For the nine month period ended September 30, 2011, net interest income totaled $14.0 million, compared to $13.8 million for the nine months ended September 30, 2010.  The increase in net interest income in both periods was primarily due to a decrease in interest expense, partially offset by a decrease in interest income.  Interest expense decreased by $633,000, or 25.7%, in the three month period, and decreased by $1.2 million, or 15.6% in the nine month period.  The decrease was primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 43 basis points and 30 basis points in the three and nine month periods, respectively.  The rate decrease in the three month period is mainly due to a large number of promotional rate certificates of deposit, which were offered in conjunction with the opening of one of our branch offices, substantially all of which were renewed at lower rates during the period.  The average balances of interest bearing liabilities decreased by 4.8% and by 0.7% for the three and nine months ended September 30, 2011, respectively.  The decrease in interest bearing liabilities is attributed primarily to a 24.7% and a 20.1% decrease in borrowings, partially offset by increases of 1.2% and 5.2% in deposit balances over the same periods.  The largest increases in deposits were experienced in savings, checking and money market accounts, partially offset by decreases in certificates of deposit in both the three and nine month periods.  The increases in deposits were primarily used to pay down advances from the Federal Home Loan Bank.

The decrease in interest expense was partially offset by a decrease in interest income.  Interest income decreased by $278,000, or 3.9%, in the three month period, and decreased by $982,000, or 4.6%, in the nine month period.  The decrease was primarily due to a decrease in the average rates earned on interest earning assets. The average rates earned on loans and investments decreased by 23 basis points and 28 basis points in the three and nine month periods, respectively.  The average balances of interest earning assets increased by 0.4% and by 0.5% for the three and nine months ended September 30, 2011, respectively.  The increase in interest earning assets is attributed primarily to a 7.8% and a 12.2% increase in the investment portfolio over the same periods.  The average balances in the loan portfolio increased by 0.2% in the three month period, and decreased by 0.1% in the nine month period.  The decrease is due primarily to the sale of new production of residential mortgages through the Bank’s secondary mortgage operation.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $993,000 for the three months ended September 30, 2010 to $1.2 million for the three months ended September 30, 2011.  For the nine months ended September 30, 2011, the Bank recorded a provision of $2.7 million, compared to $2.2 million for the nine months ended September 30, 2010.  As a result of the provisions in 2010 and the first three quarters of 2011, the level of reserves to gross loans has risen to 1.80% at September 30, 2011, as compared to 1.33% at December 31, 2010 and 1.09% at September 30, 2010.  Net loan charge offs totaled $82,000 or 0.02% of average loans outstanding during the quarter ended September 30, 2011.

Nonperforming loans increased from $17.8 million at December 31, 2010 to $27.0 million at September 30, 2011 ($1.3 million of which at both dates are fully guaranteed by the U.S. Small Business Administration).  Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status.  At September 30, 2011, nonaccrual loans totaled $27.0 million compared to $17.9 million at December 31, 2010.  During the quarter ended September 30, 2011, two commercial real estate loans totaling $5.2 million and an additional commercial relationship totaling $4.0 million ($3.3 million of which are commercial real estate loans) were added to nonaccrual status at September 30, 2011.  At September 30, 2011, classified assets decreased 11.6% from $62.1 million at December 31, 2010 to $54.9 million at September 30, 2011.  At both dates, classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves (both general reserves and, in certain cases, specific reserves) have been established to account for the increased credit risk of these assets.

Noninterest Income

Noninterest income was $1.8 million for the quarter ended September 30, 2011 compared to $769,000 for the quarter ended September 30, 2010, an increase of 133.0%.  For the nine months ended September 30, 2011 noninterest income was $3.7 million compared to $2.0 million for the period ended September 30, 2010, an increase of 84.6%.  The increase in both periods is primarily due to an increase in income generated by increased activity in the secondary mortgage market, combined with increases in fees for other services and income from investment advisory services.  These increases were partially offset by a decrease in fees for services related to deposit accounts and income from bank owned life insurance.  Additionally, $508,000 is included in the three months ended September 30, 2011 and $655,000 is included in the nine months ended September 30, 2011, representing a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which an other-than-temporary impairment charge was recorded in the third quarter of 2008.

Noninterest Expense

Noninterest expense was $4.5 million for the quarter ended September 30, 2011 compared to $3.8 million for the quarter ended September 30, 2010.  For the nine months ended September 30, 2011 noninterest expense was $12.7 million, compared to $11.5 million for the nine months ended September 30, 2010.  The increases were the result of increases in all categories of expense, except computer processing and public company expenses over the 2010 periods.

Selected Balance Sheet Data

Total assets were $580.2 million at September 30, 2011 compared to $568.3 million at December 31, 2010, an increase of $11.9 million or 2.1%.  Cash and due from depository institutions increased from $11.7 million at December 31, 2010 to $21.8 million at September 30, 2011, primarily as a result of the completion of the stock offering in the second quarter of 2011.  Loans receivable increased by $3.1 million to $476.6 million at September 30, 2011.  Total liabilities were $498.0 million at September 30, 2011 compared to $516.0 million at December 31, 2010.  Deposits at September 30, 2011 were $405.3 million, a decrease of $594,000 or 0.1% from $405.9 million at December 31, 2010.  Borrowed funds decreased from $102.8 million at December 31, 2010 to $87.6 million at September 30, 2011.

Total stockholders’ equity was $82.2 million at September 30, 2011 compared to $52.3 million at December 31, 2010, due to net stock offering proceeds of $31.2 million, net income of $1.6 million for the nine month period, $73,000 contributed from Naugatuck Valley Mutual Holding Company, and $13,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan, partially offset by a net decrease in the unrealized loss on available for sale securities of $616,000 dividends of $417,000 paid to stockholders and funding of the Employee Stock Ownership Plan of $2.0 million.  At September 30, 2011, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

John C. Roman, President and CEO, commented: “We are pleased to report increased earnings supported by improved net interest income and noninterest income. As a result of guidance received from the OCC in connection with a recent regularly scheduled safety and soundness examination of the bank, we have enhanced our methodology for the calculation of our Allowance for Loan and Lease Losses and for the calculation of impairments. As a result we have increased our ALLL and placed additional loans on non-accrual status. Management, with the oversight of the Board Asset Quality Committee, is committed to resolving problem loans in a manner most advantageous to the bank.”

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$21,791	$11,686
Investment in federal funds	1,671	2,577
Investment securities	44,674	47,017
Loans held for sale	2,174	81
Loans receivable, net	476,574	473,521
Deferred income taxes	2,290	2,413
Other assets	31,019	30,958

Total assets	$580,193	$568,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$405,281	$405,875
Borrowed funds	87,551	102,842
Other liabilities	5,156	7,276

Total liabilities	497,988	515,993

Total stockholders' equity	82,205	52,260

Total liabilities and stockholders' equity	$580,193	$568,253

SELECTED OPERATIONS DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$6,933	$7,211	$20,558	$21,540
Total interest expense	1,921	2,584	6,561	7,770
Net interest income	5,012	4,627	13,997	13,770

Provision for loan losses	1,195	993	2,673	2,164

Net interest income after provision for loan losses	3,817	3,634	11,324	11,606

Noninterest income	1,792	769	3,690	1,999
Noninterest expense	4,500	3,776	12,636	11,549

Income before provision for income taxes	1,109	627	2,378	2,056
Provision for income taxes	362	423	730	859

Net income	$747	$204	$1,648	$1,197

Earnings per common share - basic and diluted (1)	$0.12	$0.03	$0.25	$0.18

(1) Earnings per share for the three and nine months ended September 30, 2010 have been restated to reflect the effect of the Company's stock offering and concurrent second-step conversion effective June 29, 2011 at an exchange ratio of 0.9978.

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,
	2011	2010
	(Unaudited)

Return on average assets	0.51%	0.14%
Return on average equity	3.59	1.56
Interest rate spread	3.63	3.43
Net interest margin	3.74	3.46
Efficiency ratio (2)	66.02	69.83

ASSET QUALITY RATIOS:	At September 30,	At December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$8,722	$6,393
Allowance for loan losses as a percent of total loans	1.80%	1.33%
Allowance for loan losses as a percent of
nonperforming loans	32.31%	35.74%
Net charge-offs to average loans
outstanding during the period	0.02%	0.20%
Nonperforming loans (3)	$26,994	$17,888
Nonperforming loans as a percent of total loans	5.56%	3.73%
Nonperforming assets (4)	$28,027	$18,309
Nonperforming assets as a percent of total assets	4.83%	3.22%

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense (less intangible amortization) divided by the sum of net interest income andnoninterest income.
(3)
Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. At September 30, 2011, nonaccrual loans totaled $15.2 million and troubled debt restructurings on nonaccrual status totaled $11.8 million, compared to $11.1 million and $6.8 million, respectively, at December 31, 2010.

(4)	Nonperforming assets consist of nonperforming loans, foreclosed real estate and other repossessed assets.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000